Exhibit 99.1

AUDITED FINANCIAL STATEMENTS

Radius Health, Inc.

Years Ended December 31, 2009 and 2010 the
Three-Month Periods Ended March 31, 2010 and 2011
(Unaudited)

Radius Health, Inc.

Index to Financial Statements

Contents

Report of Independent Registered Public Accounting Firm	1

Balance Sheets as of December 31, 2009 and 2010 and March 31, 2011 (Unaudited)	2
Statements of Operations for the years ended December 31, 2009 and 2010 and the three-month periods ended March 31, 2010 and 2011 (Unaudited)	3
Statements of Convertible Preferred Stock, Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the years ended December 31, 2009 and 2010 and the three-month period ended March 31, 2011 (Unaudited)	4
Statements of Cash Flows for the years ended December 31, 2009 and 2010 and the three-month periods ended March 31, 2010 and 2011 (Unaudited)	5
Notes to Financial Statements	6

Report of Independent Registered Public Accounting Firm

The Board of Directors

Radius Health, Inc.

We have audited the accompanying balance sheets of Radius Health, Inc. (the Company) as of December 31, 2009 and 2010, and the related statements of operations, convertible preferred stock, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Radius Health, Inc. at December 31, 2009 and 2010, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST &YOUNG LLP

Boston, Massachusetts

May 11, 2011, except for the second and third

paragraphs of Note 14 as to which the

date is May 18, 2011

Radius Health, Inc.

Balance Sheets

	December 31		March 31
	2009	2010	2011
			(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,896,139	$10,581,601	$10,224,439
Marketable securities	23,825,758	7,969,111	1,849,854
Prepaid expenses and other current assets	148,872	282,438	321,649
Total current assets	31,870,769	18,833,150	12,395,942

Property and equipment, net	134,955	30,552	24,810
Other assets	78,269	105,730	89,561
Total assets	$32,083,993	$18,969,432	$12,510,313

Liabilities, convertible preferred stock, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$708,370	$614,180	$193,884
Accrued expenses	1,280,229	2,771,310	1,696,464
Total current liabilities	1,988,599	3,385,490	1,890,348

Commitments and contingencies (Note 7)

Series A Junior Convertible Preferred Stock, $.01 par value; 63,000 shares authorized, 61,664 shares issued and outstanding (liquidation value $925,000)	92,500	92,500	92,500
Series B Redeemable Convertible Preferred Stock, $.01 par value; 1,600,000 shares authorized, 1,599,997 shares issued and outstanding at liquidation value	35,470,060	38,309,495	39,076,142
Series C Redeemable Convertible Preferred Stock, $.01 par value; 10,146,629 shares authorized, issued and outstanding at liquidation value	96,130,844	105,434,076	107,543,196

Stockholders’ deficit:
Common stock, $.01 par value; 34,859,964 shares authorized, 320,424, 322,807 and 322,807 shares issued and outstanding at December 31, 2009, December 31, 2010 and March 31, 2011, respectively	3,204	3,228	3,228
Accumulated other comprehensive income (loss)	15,111	(3,117)	266
Accumulated deficit	(101,616,325)	(128,252,240)	(136,095,367)
Total stockholders’ deficit	(101,598,010)	(128,252,129)	(136,091,873)
Total liabilities, convertible preferred stock, redeemable convertible preferred stock and stockholders’ deficit	$32,083,993	$18,969,432	$12,510,313

See accompanying notes.

Radius Health, Inc.

Statements of Operations

	Year Ended December 31		Three-Month Period Ended March 31
	2009	2010	2010	2011
			(Unaudited)
Revenue:
Option fee revenue	$1,615,731	$—	$—	$—

Operating expenses:
Research and development	14,519,454	11,691,906	2,490,655	4,136,447
General and administrative	2,668,108	3,629,475	643,889	897,247
Restructuring	—	217,200	—	—
Loss from operations	(15,571,831)	(15,538,581)	3,134,544	5,033,694

Interest income	489,364	84,915	27,090	13,990
Other income	—	882,687	—	9,778
Other expense	(6,530)	(58,792)	(162)	—
Interest expense	(30)	—	—	—
Net loss	(15,089,027)	(14,629,771)	(3,107,616)	(5,009,926)
Accretion of preferred stock	(11,405,398)	(12,142,667)	(3,046,271)	(2,875,767)
Net loss attributable to common stockholders	$(26,494,425)	$(26,772,438)	$(6,153,887)	$(7,885,693)

Net loss per share attributable to common stockholders:
Basic and diluted	$(82.68)	$(83.42)	$(19.21)	$(24.43)
Weighted average shares outstanding, basic and diluted	320,437	320,920	320,424	322,807

See accompanying notes.

Radius Health, Inc.

Statements of Convertible Preferred Stock, Redeemable Convertible
Preferred Stock and Stockholders’ Deficit

	Series A Junior Convertible Preferred Stock		Series B Redeemable Convertible Preferred Stock		Series C Redeemable Convertible Preferred Stock		Common Stock		Additional Paid–In	Accumulated Other Comprehensive	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Income (Loss)	Deficit	Deficit

Balance at December 31, 2008	61,664	$92,500	1,599,997	$32,843,074	10,146,629	$87,352,432	320,424	$3,204	$8,009,726	$247,488	$(83,256,405)	$(74,995,987)
Net loss											(15,089,027)	(15,089,027)
Unrealized loss on marketable securities										(232,377)		(232,377)
Total comprehensive loss												(15,321,404)
Stock-based compensation expense									124,779			124,779
Accretion of Preferred Stock issuance costs						181,162			(181,162)			(181,162)
Accretion of Preferred Stock to redemption value				2,626,986		7,223,012			(7,953,343)		(1,896,655)	(9,849,998)
Accretion of Preferred Stock investor rights/obligations						1,374,238					(1,374,238)	(1,374,238)
Balance at December 31, 2009	61,664	92,500	1,599,997	35,470,060	10,146,629	96,130,844	320,424	3,204	—	15,111	(101,616,325)	(101,598,010)
Net loss											(14,629,771)	(14,629,771)
Unrealized loss on marketable securities										(18,228)		(18,228)
Total comprehensive loss												(14,647,999)
Issuance of Common Stock							2,383	24	2,121			2,145
Stock-based compensation expense									134,402			134,402
Accretion of Preferred Stock issuance costs						173,915			(136,523)		(37,392)	(173,915)
Accretion of Preferred Stock to redemption value				2,839,435		7,811,555					(10,650,990)	(10,650,990)
Accretion of Preferred Stock investor rights/obligations						1,317,762					(1,317,762)	(1,317,762)
Balance at December 31, 2010	61,664	92,500	1,599,997	38,309,495	10,146,629	105,434,076	322,807	3,228	—	(3,117)	(128,252,240)	(128,252,129)
Net loss (unaudited)											(5,009,926)	(5,009,926)
Unrealized gain on marketable securities										3,383		3,383
Total comprehensive loss (unaudited)												(5,006,543)
Stock-based compensation expense (unaudited)									42,566			42,566
Accretion of Preferred Stock to redemption value (Unaudited)				766,647		2,109,120			(42,566)		(2,833,201)	(2,875,767)
Balance at March 31, 2011 (Unaudited)	61,664	$92,500	1,599,997	$39,076,142	10,146,629	$107,543,196	322,807	$3,228	$—	$266	$(136,095,367)	$(136,091,873)

See accompanying notes.

Radius Health, Inc.

Statements of Cash Flows

	Year Ended December 31		Three-Month Period Ended March 31
	2009	2010	2010	2011
			(Unaudited)
Operating activities
Net loss	$(15,089,027)	$(14,629,771)	$(3,107,616)	$(5,009,926)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	136,303	69,540	20,577	9,262
Gain on fixed asset disposal	—	(99,548)	—	—
Amortization of premium (accretion of discount) on short-term investments, net	97,791	303,385	117,333	21,954
Stock-based compensation expense	124,779	134,402	37,674	42,566
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	95,218	(133,566)	(24,689)	(39,211)
Other long-term assets	—	(27,461)	—	16,169
Accounts payable	(1,121,250)	(94,190)	(509,090)	(420,296)
Accrued expenses	(921,569)	1,491,081	(764,167)	(1,074,846)
Deferred revenue	(1,615,731)	—	—	—
Net cash used in operating activities	(18,293,486)	(12,986,128)	(4,229,978)	(6,454,328)

Investing activities
Purchases of property and equipment	(31,811)	(14,769)	(14,768)	(3,520)
Proceeds from sale of equipment	—	149,180	—	—
Purchases of marketable securities	(36,034,919)	(24,119,966)	(7,788,295)	(899,314)
Sales and maturities of marketable securities	53,690,000	39,655,000	10,655,000	7,000,000
Net cash provided by investing activities	17,623,270	15,669,445	2,851,937	6,097,166

Financing activities
Proceeds from the sale of common stock	—	2,145	—	—
Payments on equipment financing	(8,075)	—	—	—
Net cash (used in) provided by financing activities	(8,075)	2,145	—	—

Net (decrease) increase in cash and cash equivalents	(678,291)	2,685,462	(1,378,041)	(357,162)
Cash and cash equivalents at beginning of year	8,574,430	7,896,139	7,896,139	10,581,601
Cash and cash equivalents at end of year	$7,896,139	$10,581,601	$6,518,098	$10,224,439

Noncash financing activities
Accretion of preferred stock issuance costs	$181,162	$173,915	$44,670	$—
Accretion of dividends on preferred stock	$9,849,998	$10,650,990	$2,662,747	$2,875,767
Accretion of preferred stock investor rights/obligations	$1,374,238	$1,317,762	$338,854	$—

See accompanying notes.

Radius Health, Inc.

Notes to Financial Statements

1. Nature of Business

Radius Health, Inc. (the Company or Radius) is a pharmaceutical company focused on acquiring and developing new therapeutics for osteoporosis and women’s health.  The Company’s lead product candidate is BA058 Injection which began a pivotal, multinational Phase 3 clinical study for the treatment of osteoporosis in April 2011.  In addition, the Company is developing the BA058 Microneedle Patch, a transdermal form of BA058 that is based on a microneedle technology from 3M Drug Delivery Systems (3M) that commenced a Phase 1b clinical study in December 2010.  In addition to BA058, the Company is currently conducting one other clinical and one other preclinical program.  Since inception, the Company has devoted its efforts principally to research and development, licensing of intellectual property, business development activities, and raising capital.

The Company is subject to the risks associated with emerging, technology-oriented companies with a limited operating history, including dependence on key individuals, a developing business model, market acceptance of the Company’s product candidates, competitive product candidates, and the continued ability to obtain adequate financing to fund the Company’s future operations. Accumulated deficit for the period from November 14, 2003 (date of inception) through December 31, 2010 is $128,252,240 and through March 31, 2011 is $136,095,367 (unaudited). The Company has incurred, and expects to continue to incur, additional losses for the foreseeable future. The Company intends to obtain additional equity and/or debt financing in order to meet working capital requirements and to further develop its product candidates. Subsequent to December 31, 2010, the Company executed an agreement with existing and new investors under which it received an irrevocable, legally binding commitment for proceeds of $64.3 million from the issuance of shares of Series A-1 convertible preferred stock in three closings which will take place in 2011. The proceeds from each closing are generally due to the Company upon written request. The Company intends to request the proceeds from such closings in 2011. The Company believes that its existing cash, cash equivalents and marketable securities and the proceeds available from the irrevocable legally binding commitment described above and in Note 14, are sufficient to finance its operations, including its 2011 obligations under the Nordic agreement described in Note 12, into 2012.

Unaudited Interim Financial Statements

The accompanying unaudited March 31, 2011 balance sheet, statements of operations and cash flows for the three month periods ended March 31, 2010 and 2011, and the statements of convertible preferred stock, redeemable convertible preferred stock and stockholders’ deficit for the three month period ended March 31, 2011 and the related interim information contained within the notes to the financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (SEC) for interim financial information.

Radius Health, Inc.

Notes to Financial Statements (continued)

1. Nature of Business (continued)

Accordingly, they do not include all of the information and the notes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, the unaudited interim financial statements reflect all adjustments, consisting of normal and recurring adjustments, necessary for the fair presentation of the Company’s financial position at March 31, 2011 and results of its operations and its cash flows for the three month periods ended March 31, 2010 and 2011. The results for the three month periods ended March 31, 2011 are not necessarily indicative of future results.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the Company’s management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash Equivalents

The Company considers all highly liquid investment instruments with an original maturity when purchased of three months or less to be cash equivalents. Cash equivalents at December 31, 2009 and 2010 and March 31, 2011 comprise money market funds, corporate debt securities, asset-backed commercial paper, and debt securities held by government sponsored entities.

Marketable Securities

All investment instruments with an original maturity date, when purchased, in excess of three months have been classified as current marketable securities. These marketable securities are classified as available-for-sale and such securities are carried at fair value. Unrealized gains and losses, if any, are included within other comprehensive income (loss) within stockholders’ deficit. The amortized cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Realized gains and losses on available-for-sale securities are included in interest income. The cost of securities sold is based on the specific identification method. The Company periodically reviews the portfolio of securities to determine whether an other-than-temporary impairment has occurred. No such losses have occurred to date.

Radius Health, Inc.

Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

There were no realized gains or losses on the sale of securities for the years ended December 31, 2009 and 2010 and the three month periods ended March 31, 2010 and 2011 (unaudited).

Fair Value Measurements

The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets (Level 1), and the lowest priority to unobservable inputs (Level 3). The Company’s financial assets are classified within the fair value hierarchy based on the lowest level of input that is significant to the fair value measurement. The three levels of the fair value hierarchy, and its applicability to the Company’s financial assets, are described below:

Level 1 — Unadjusted quoted prices in active markets that are accessible at the measurement date of identical, unrestricted assets.

Level 2 — Quoted prices for similar assets, or inputs that are observable, either directly or indirectly, for substantially the full term through corroboration with observable market data. Level 2 includes investments valued at quoted prices adjusted for legal or contractual restrictions specific to the security.

Level 3 — Pricing inputs are unobservable for the asset, that is, inputs that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset. Level 3 includes private investments that are supported by little or no market activity.

All of the Company’s financial assets, comprising cash equivalents and marketable securities, are classified as Level 1 and Level 2 assets as of December 31, 2009 and 2010 and March 31, 2011 (unaudited) (Note 4).

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, which include cash equivalents, marketable securities, accounts payable and accrued expenses, approximate their estimated fair values as of December 31, 2009 and 2010 and March 31, 2011 (unaudited).

Concentrations of Credit Risk and Off-Balance-Sheet Risk

Financial instruments that potentially subject the Company to credit risk primarily consist of cash and cash equivalents and available-for-sale marketable securities. The Company maintains its cash and cash equivalents and marketable securities with financial institutions. The Company is currently investing its excess cash in money market funds and other securities, and the

Radius Health, Inc.

Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

management of these investments is not discretionary on the part of the financial institution. The Company’s credit exposure on its marketable securities is limited by its diversification among United States government and agency debt securities. The Company has no significant off-balance-sheet risks such as foreign exchange contracts, option contracts, or other hedging arrangements.

Property and Equipment

Property and equipment is stated at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets:

Furniture	3 years
Equipment	5 years
Software	3 years
Leasehold improvements	Shorter of lease or useful life of the asset

Revenue Recognition

To date, all of the Company’s revenue has been generated under an option agreement. The Company recognized revenue ratably over the option period.

Research and Development

The Company accounts for research and development costs by expensing such costs to operations as incurred. Research and development costs primarily consist of personnel costs, outsourced research activities, laboratory supplies, and license fees.

Nonrefundable advance payments for goods or services to be received in the future for use in research and development activities are deferred and capitalized. The capitalized amounts will be expensed as the related goods are delivered or the services are performed. If expectations change such that the Company does not expect it will need the goods to be delivered or the services to be rendered, capitalized nonrefundable advance payments would be charged to expense.

Licensing Agreements

Costs associated with licenses of technology are expensed as incurred, and are included in research and development expenses.

Radius Health, Inc.

Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Impairment of Long-Lived Assets

When impairment indicators exist, the Company’s management evaluates long-lived assets for potential impairment. Potential impairment is assessed when there is evidence that events or changes in circumstances have occurred that indicate that the carrying amount of a long-lived asset may not be recovered. Recoverability of these assets is assessed based on undiscounted expected future cash flows from the assets, considering a number of factors, including past operating results, budgets and economic projections, market trends, and product development cycles. An impairment in the carrying value of each asset is assessed when the undiscounted expected future cash flows derived from the asset are less than its carrying value.

Impairments, if any, are recognized in earnings. An impairment loss would be recognized in an amount equal to the excess of the carrying amount over the undiscounted expected future cash flows. No impairment charges have been recognized since inception.

Segment Information

Operating segments are defined as components of an enterprise engaging of business activities for which discrete financial information is available and regularly reviewed by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company views its operations and manages its business in one operating segment and the Company operates in one geographic segment.

Income Taxes

The liability method is used in accounting for income taxes. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to reflect the uncertainty associated with their ultimate realization.

In July 2006, the FASB issued ASC No. 740-10, Accounting for Uncertainty in Income Taxes. ASC No.740-10 establishes a minimum threshold for financial statement recognition of the benefit of positions taken, or expected to be taken, in filing tax returns. ASC No. 740-10 requires the evaluation of tax positions taken, or expected to be taken, in the course of preparing the Company’s tax returns to determine whether the tax positions are “more likely than not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax expense. The Company’s adoption of ASC No. 740-10 in 2009 did not have a material effect on the Company’s financial statements.

Radius Health, Inc.

Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Net Loss Per Common Share

Basic net loss per share is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period, without consideration for common stock equivalents. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common share equivalents outstanding for the period determined using the treasury-stock method. For purposes of this calculation, preferred stock, stock options and warrants are considered to be common stock equivalents and are only included in the calculation of diluted net loss per share when their effect is dilutive.

Redeemable Convertible Preferred Stock

The carrying value of the Company’s Series B and Series C redeemable convertible preferred stock is adjusted by periodic accretions such that the carrying value will equal the redemption amount at the redemption date. The carrying value is also adjusted to reflect dividends that accrue quarterly on the Series B and C redeemable convertible preferred stock (Note 9).

Stock-Based Compensation

The Company recognizes the compensation cost of employee stock-based awards using the straight-line method over the requisite service period of the award. During the years ended December 31, 2009 and 2010 and the three month periods ended March 31, 2010 and 2011, the Company recorded approximately $100,000, $100,000, $33,000 (unaudited) and $22,000 (unaudited) of employee stock-based compensation expense, respectively. The Company estimates the fair value of each option award using the Black-Scholes-Merton option-pricing model. Weighted-average information and assumptions used in the option-pricing model for employee stock-based compensation are as follows. No options were granted for the three month periods ended March 31, 2010 and 2011.

	Years Ended
	2009	2010

Expected dividend yield	0%	0%
Risk-free interest rates	2.6-2.7%	1.92%
Expected term (years)	6.25	6.25
Volatility	57-59%	58%

Radius Health, Inc.

Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

In calculating the estimated fair value of the Company’s stock options, the Black-Scholes-Merton option-pricing model requires the consideration of the following six variables for purposes of estimating fair value:

•                  The stock option exercise price,

•                  The expected term of the option,

•                  The grant date price of the Company’s common stock, which is issuable upon exercise of the option,The expected volatility of the Company’s common stock,

•                  The expected dividends on the Company’s common stock, and

•                  The risk-free rate for the expected option term.

The expected term of the stock options granted represents the period of time that options granted are expected to be outstanding. For options granted prior to January 1, 2008, the expected term was calculated using the “simplified” method as prescribed by the SEC’s Staff Accounting Bulletin No. 107, Share-Based Payment. For options granted after January 1, 2008, the Company calculated the expected term using similar assumptions. The expected volatility is a measure of the amount by which the Company stock price is expected to fluctuate during the term of the options granted. The Company determines the expected volatility based on a review of the historical volatility of similar publicly held companies in the biotechnology field over a period commensurate with the option’s expected term. The Company has never declared or paid any cash dividends on its common stock and does not expect to do so in the foreseeable future. Accordingly, it uses an expected dividend yield of zero. The risk-free interest rate is the implied yield available on U.S. Treasury issues with a remaining life consistent with the option’s expected term on the date of grant. The Company applies an estimated forfeiture rate to current period expense to recognize compensation expense only for those awards expected to vest. The Company estimates forfeitures based upon historical data, adjusted for known trends, and will adjust the estimate of forfeitures if actual forfeitures differ or are expected to differ from such estimates. Subsequent changes in estimated forfeitures are recognized through a cumulative adjustment in the period of change and also will impact the amount of stock-based compensation expense in future periods. The forfeiture rate was estimated to be 2.4%, 2.8%, 2.4% (unaudited) and 2.8% (unaudited) for the years ended December 31, 2009 and 2010 and the three month periods ended March 31, 2010 and 2011, respectively.

Radius Health, Inc.

Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Comprehensive Income (Loss)

The Company discloses all components of comprehensive income (loss) on an annual basis. Comprehensive income (loss) is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The Company’s accumulated other comprehensive income (loss) comprises unrealized gains (losses) on its available-for-sale marketable securities.

Recently Issued Accounting Standards

In July 2009, the FASB ratified the EITF No. 08-1, Revenue Arrangements with Multiple Deliverables. This EITF provides additional guidance and clarification of ASC 605-25, (formerly EITF 00-21) regarding an entity’s sale of products or services consisting of multiple deliverables for which, under certain circumstances, revenue may be recognized separately for each deliverable. This standard is effective for the Company beginning January 1, 2011. The Company does not believe that this standard will have a material impact on its financial statements, but it could impact the Company’s revenue recognition on future collaboration agreements.

The Company considers events or transactions that occur after the balance sheet date but prior to the issuance of the financial statements to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure.

Radius Health, Inc.

Notes to Financial Statements (continued)

3. Net Loss Per Share

Basic and diluted net loss per share is calculated as follows:

	Year Ended December 31		Three-Month Period Ended March 31
	2009	2010	2010	2011
			(Unaudited)
Numerator:
Net loss	$(15,089,027)	$(14,629,771)	$(3,107,616)	$(5,009,926)
Accretion of preferred stock	(11,405,398)	(12,142,667)	(3,046,271)	(2,875,767)
Net loss attributable to common stockholders	(26,494,425)	(26,772,438)	(6,153,887	(7,885,693)

Denominator:
Weighted-average number of common shares used in net loss per share-basic and diluted	320,437	320,920	320,424	322,807
Net loss per share applicable to common stockholders basic and diluted	$(82.68)	$(83.42)	$(19.21)	$(24.43)

The following potentially dilutive securities, prior to the use of the treasury stock method, have been excluded from the computation of diluted weighted-average shares outstanding, as they would be anti-dilutive:

	Year Ended December 31		Three-Month Period Ended March 31
	2009	2010	2010	2011
			(Unaudited)

Convertible preferred stock	11,808,290	11,808,290	11,808,290	11,808,290
Options to purchase common stock	1,216,718	1,461,865	1,216,718	1,461,865
Warrants	1,333	1,333	1,333	1,333

Radius Health, Inc.

Notes to Financial Statements (continued)

4. Marketable Securities

Available-for-sale marketable securities and cash and cash equivalents consist of the following:

	December 31, 2009
	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value
Cash and cash equivalents:
Cash	$126,967	$—	$—	$126,967
Money market	7,269,172	—	—	7,269,172
Government sponsored enterprises (GSEs)	500,000	—	—	500,000
Total	$7,896,139	$—	$—	$7,896,139

Marketable securities:
GSEs	$16,680,298	$12,922	$—	$16,693,220
Corporate debt securities	3,115,338	408	—	3,115,746
Corporate commercial paper	1,747,754	1,424	—	1,749,178
US Treasury obligations	2,267,257	357	—	2,267,614
Total	$23,810,647	$15,111	$—	$23,825,758

	December 31, 2010
	Amortized	Gross Unrealized	Gross Unrealized	Fair
	Cost	Gains	Losses	Value
Cash and cash equivalents:
Cash	$231,597	$—	$—	$231,597
Money market	6,451,786	—	—	6,451,786
Corporate commercial paper	2,892,528	—	—	2,892,528
Corporate debt securities	1,006,105	—	(415)	1,005,690
Total	$10,582,016	$—	$(415)	$10,581,601

Marketable securities:
Corporate debt securities	$5,023,982	$—	$(3,456)	$5,020,526
Corporate commercial paper	2,947,831	754	—	2,948,585
Total	$7,971,813	$754	$(3,456)	$7,969,111

Radius Health, Inc.

Notes to Financial Statements (continued)

4. Marketable Securities (continued)

	March 31, 2011 (Unaudited)
	Amortized	Gross Unrealized	Gross Unrealized	Fair
	Cost	Gains	Losses	Value
Cash and cash equivalents:
Cash	$8,974,557	$—	$—	$8,974,557
Corporate commercial paper	1,249,662	220	—	1,249,882
Total	$10,224,219	$220	$—	$10,224,439

Marketable securities:
Corporate commercial paper	$1,849,586	$268	$—	$1,849,854
Total	$1,849,586	$268	$—	$1,849,854

There were 6 debt securities that had been in an unrealized loss position for less than 12 months at December 31, 2010. The aggregate unrealized loss on these securities was $3,871 and the fair value was $6,024,410. There were no (unaudited) debt securities that had been in an unrealized loss position for less than 12 months at March 31, 2011. The Company evaluated the securities for other-than-temporary impairments based on quantitative and qualitative factors. The Company considered the decline in market value for these securities to be primarily attributable to current economic conditions. The Company does not intend to sell these securities prior to their maturity and it is not more likely than not that the Company will be required to sell these securities before the recovery of their amortized costs bases, which may be at maturity.

Radius Health, Inc.

Notes to Financial Statements (continued)

4. Marketable Securities (continued)

All of the Company’s marketable securities have contractual maturities of less than one year. Financial assets carried at fair value as of December 31, 2010 and 2011 and March 31, 2011 are classified in the table below in one of the three categories described in Note 2:

	December 31, 2009
	Level 1	Level 2	Level 3	Total
Assets
Cash and cash equivalents	$7,896,139	$—	$—	$7,896,139
Marketable securities:
GSEs	—	16,693,220	—	16,693,220
Corporate debt securities	—	3,115,746	—	3,115,746
Corporate commercial paper	—	1,749,178	—	1,749,178
U.S. Treasury obligations	2,267,614	—	—	2,267,614
	$10,163,753	$21,558,144	$—	$31,721,897

	December 31, 2010
	Level 1	Level 2	Level 3	Total
Assets
Cash and cash equivalents	$10,581,601	$—	$—	$10,581,601
Marketable securities:
Corporate debt securities	—	5,020,526	—	5,020,526
Corporate commercial paper	—	2,948,585	—	2,948,585
	$10,581,601	$7,969,111	$	$18,550,712

	March 31, 2011
	Level 1	Level 2	Level 3	Total
	(Unaudited)
Assets
Cash and cash equivalents	$10,224,439	$—	$—	$10,224,439
Marketable securities:
Corporate commercial paper	—	1,849,854	—	1,849,854
	$10,224,439	$1,849,854	$—	$12,074,293

Radius Health, Inc.

Notes to Financial Statements (continued)

4. Marketable Securities (continued)

Fair value for Level 1 is based on quoted market prices. Fair value for Level 2 is based on quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets. Inputs are obtained from various sources including market participants, dealers and brokers.

5. Property and Equipment

Property and equipment consists of the following:

	Estimated Useful	December 31		March 31
	Life (In Years)	2009	2010	2011
				(Unaudited)

Furniture and fixtures	5	$35,602	$35,602	$35,602
Computer equipment and software	3	222,793	237,562	237,562
Leasehold improvements	Shorter of useful life or remaining lease term	366,939	366,939	370,459
Laboratory equipment	5	628,280	—	—
		1,253,614	640,103	643,623
Less accumulated depreciation and amortization		(1,118,659)	(609,551)	(618,813)
		$134,955	$30,552	$24,810

In September 2010, the Company disposed of and subsequently sold laboratory equipment with an original cost of $628,280 and accumulated depreciation of $578,648 for proceeds of $149,180.

Radius Health, Inc.

Notes to Financial Statements (continued)

6. Accrued Expenses

Accrued expenses consist of the following:

	December 31		March 31
	2009	2010	2010
			(Unaudited)

Research costs	$822,306	$1,913,740	$777,080
Payroll and employee benefits	293,787	472,967	618,131
Professional fees	82,888	242,905	222,505
Vacation	78,748	78,748	78,748
Restructuring	—	62,950	—
Scientific advisory board fees	2,500	—	—
Total accrued expenses	$1,280,229	$2,771,310	$1,696,464

7. Commitments

On August 28, 2007, the Company signed a 24-month sublease agreement for office and laboratory space in Cambridge, Massachusetts. The sublease, which commenced on November 1, 2007 and contains no escalating rental payments, is charged to rent expense ratably over the lease period. On March 13, 2009, the Company signed a 24-month extension on the sublease through October 31, 2011. On January 14, 2011, the Company signed an agreement to terminate this sublease effective February 28, 2011.

As of December 31, 2010, remaining minimum lease payments per the termination agreement are:

2011	$62,950

Rent expense was $629,496, $535,071, $157,374 (unaudited) and $28,907 (unaudited), for the years ended December 31, 2009 and 2010 and the three month periods ended March 31, 2010 and 2011, respectively.

Radius Health, Inc.

Notes to Financial Statements (continued)

7. Commitments (continued)

In September 2010, the Company recorded restructuring charges of $217,200 related to lease termination costs associated with vacating its laboratory space. The restructuring liability is included in accrued expenses in the balance sheet. All remaining payments were made by February 28, 2011.

The following table displays the restructuring activity and liability balances:

Balance at December 31, 2009	$—
Charges	217,200
Payments	(154,250)
Balance at December 31, 2010	$62,950
Payments (unaudited)	$(62,950)
Balance at March 31, 2011 (unaudited)	$—

On January 14, 2011, the Company signed a sublease agreement for office space in Cambridge, Massachusetts that expires on July 31, 2011. Monthly rental payments under this sublease are $8,981 and the Company moved into the new space in February 2011.

8. Loan and Security Agreement

In connection with a Loan and Security Agreement executed in 2004, the Company issued, in two separate allotments to the lender, warrants for the purchase of an aggregate of 20,000 shares of Series A Junior Convertible Preferred Stock at $1.00 per share. The warrants were 100% vested as of the grant date and expire in 2014. The Company valued the warrants using the Black-Scholes method and determined the fair value of the warrants to be approximately $40,000, which was recorded as a debt discount and was amortized to interest expense over the term of the Loan and Security Agreement, being 42 months. The debt discount was fully amortized as of December 31, 2007. The change in fair value of the warrants was not material to the financial statements for the years ended December 31, 2010 and 2011 and the three month periods ended March 31, 2010 and 2011(unaudited).

Radius Health, Inc.

Notes to Financial Statements (continued)

9. Convertible Preferred Stock and Redeemable Convertible Preferred Stock

On November 14, 2003, the Company issued 61,664 shares of Series A Junior Convertible Preferred Stock (Series A Preferred Stock).

On November 14, 2003, the Company issued 533,333 shares of Series B Redeemable Convertible Preferred Stock (Series B Preferred Stock) in the Stage I closing, on December 31, 2004, the Company issued  533,332 shares of Series B Preferred Stock, in the Stage II closing, and on December 31, 2005, the Company issued an additional 533,332 shares of Series B Preferred Stock, in the Stage III closing, under the Series B Convertible Redeemable Preferred Stock Purchase Agreement (the Series B Agreement) at a purchase price of $15.00 per share, resulting in net proceeds of $7,831,174, $7,967,346, and $7,976,675, respectively.

On December 15, 2006, the Company issued 2,193,486 shares of Series C Redeemable Convertible Preferred Stock, in the Stage I closing under the Series C Convertible Redeemable Preferred Stock Purchase Agreement (the Series C Agreement) at a purchase price of $ 8.14 per share, resulting in net proceeds of $17,633,303. On February 23, 2007, the Company issued 1,406,943 shares of Series C Redeemable Convertible Preferred Stock, in an additional Stage I closing, and on August 17, 2007, the Company issued an additional 1,228,284 shares of Series C Preferred Stock, in an additional interim closing, under the Series C Agreement at a purchase price of $8.14 per share, resulting in net proceeds of $21,397,084 (net of issuance costs of $57,461).

The Series C Preferred Stock Stage I investors also agreed, subject to the attainment of certain milestones, to purchase additional shares of Series C Preferred Stock. The price for the subsequent purchases was fixed at $ 8.14. This right to purchase the Series C Preferred Stock (Investor Right/Obligation) represented a free-standing financial instrument, which was recorded at its fair value as a short-term liability at December 31, 2006 and 2007 in accordance with ASC 480-10 (formerly SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity).

On March 28, 2008, the Company issued 3,471,849 shares of Series C Preferred Stock, in a Stage II closing, at a purchase price of $ 8.14 per share, resulting in net proceeds of $28,255,131 (net of issuance costs of $10,713). This financing settled the Investor Right/Obligation noted above, and, accordingly, the liability for such was derecognized and recorded as additional paid-in capital. In accordance with ASC 480-10, the Company calculated the fair value of the obligation at the date of the attainment of the milestones to be approximately $7.1 million, which was recorded as additional paid-in capital upon the subsequent closing.

Radius Health, Inc.

Notes to Financial Statements (continued)

9. Convertible Preferred Stock and Redeemable Convertible Preferred Stock (continued)

On November 14, 2008, the Company issued 1,846,067 shares of Series C Preferred Stock to existing investors, in a Stage III closing, at a purchase price of $8.14 per share, resulting in net proceeds of $14,810,485 (net of issuance costs of $219,154).

The rights, preferences, and privileges of the Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock (collectively, the Preferred Stock) are as follows:

Conversion

Each Preferred stockholder has the right, at their option at any time, to convert any such shares of Preferred Stock into such number of fully paid shares as is determined by dividing the original purchase price by the conversion price. The conversion price of the Preferred Stock as of December 31, 2009 and 2010 and March 21, 2011 (unaudited) was $8.14 and $15.00 per share for Series C Preferred Stock and for Series B and A Preferred Stock, respectively, which in each case represents a 1 for 1 conversion ratio to common stock.

Redemption

At the request of holders of 68% in voting power of the shares of Series B and Series C Preferred Stock then outstanding, made at any time on or after the fourth anniversary of the original Series C Preferred Stock issuance date, the Company will be required to redeem all of the outstanding shares of Series B and Series C Preferred Stock at a redemption price equal to the original Series B or Series C Preferred Stock purchase price of $15.00 and $8.14, respectively, plus any declared or accrued but unpaid dividends. Dividends accrue at 8% per annum, compounding annually, commencing on the date of issuance of the Series B and C Preferred Stock, respectively.

If the Company, at any time, breaches any of its representations, warranties, covenants, and/or agreements set forth in the Stockholders’ Agreements between the Company and the Series B and Series C Preferred Stockholders specified in those agreements, holders of 68% of the voting power of the Series B and Series C Preferred Stock may elect, at their sole discretion, if the breach is not cured within 60 days, to accelerate the maturity of the rights of all the Series B and Series C Preferred Stockholders and cause the immediate redemption of all the shares of Series B and Series C Preferred Stock.

The Series A Preferred Stock is not redeemable.

Radius Health, Inc.

Notes to Financial Statements (continued)

9. Convertible Preferred Stock and Redeemable Convertible Preferred Stock (continued)

Dividends

Following payment in full of required dividends to the holders of Series C Stock and Series B Stock, Series A Preferred Stockholders are entitled to receive dividends on shares of Series A Preferred Stock, when, if and as declared by the Board of Directors at a rate to be determined by the Board of Directors.

Following payment in full of required dividends to the holders of Series C Stock, Series B Preferred Stockholders are entitled to receive dividends at the rate of 8% per annum, compounding annually, which will accrue on a quarterly basis commencing on the date of issuance of the Series B Preferred Stock. Dividends will be payable, as accrued, upon liquidation, event of sale, redemption date, and conversion to common stock (whether declared or not) as specified in the Stockholders’ Agreement. The holders of shares of Series B Preferred Stock are also entitled to dividends declared or paid on any shares of common stock.

Series C Preferred Stockholders are entitled to receive dividends at the rate of 8% per annum, compounding annually, which will accrue on a quarterly basis commencing on the date of issuance of the Series C Preferred Stock. Dividends will be payable, as accrued, upon liquidation, event of sale, redemption date, and conversion to common stock as (whether declared or not) specified in the Stockholders’ Agreement. The holders of shares of Series C Preferred Stock are also entitled to dividends declared or paid on any shares of common stock.

Voting

The Preferred Stockholders are entitled to vote together with the holders of the common stock as one class on an as if converted basis.

In addition, the Series B and Series C Preferred Stockholders, voting as a separate class (Senior Preferred Stockholders), have the exclusive right to elect six members of the Board of Directors.

Liquidation

The Series C Preferred Stock ranks senior and prior to the Series B Preferred Stock, Series A Preferred Stock, and the Company’s common stock. The Series B Preferred Stock ranks senior and prior to the Series A Preferred Stock and the Company’s common stock, and junior to the Series C Preferred Stock. The Series A Preferred Stock ranks senior and prior to the Company’s common stock.

Radius Health, Inc.

Notes to Financial Statements (continued)

9. Convertible Preferred Stock and Redeemable Convertible Preferred Stock (continued)

In the event of a liquidation, dissolution, or winding-up of the Company, the holders of the Series C Preferred Stock are entitled to be paid first out of the assets available for distribution, before any payment shall be made to the Series B and Series A Preferred Stockholders. Payment to the Series C Preferred Stockholders shall consist of the original issuance price of $ 8.14, plus all accrued but unpaid dividends and interest. After the distribution to the Series C Preferred Stockholders, the holders of Series B Preferred Stock, and then Series A Preferred Stock, will be entitled to receive an amount per share equal to the original purchase price per share of $15.00, plus any declared and unpaid dividends. If the assets of the Company are insufficient to pay the full preferential amounts to the Series C Preferred Stockholders, the assets will be distributed ratably among the Series C Preferred Stockholders in proportion to their aggregate liquidation preference amounts. If the assets of the Company are insufficient to pay the full preferential amounts to the Series B and Series A Preferred Stockholders, after payment to the Series C Preferred Stockholders, the Series B Stockholders shall first share ratably in any remaining distribution of assets according to the respective amounts which would be repayable to them in respect of the shares of Series B Preferred Stock held upon such distribution. The Series A Preferred Stockholders would only share in the distribution of assets once the Series B Preferred Stockholders have received their full preferential amounts.

In the event of, and simultaneously with, the closing of an Event of Sale of the Company (as defined in the Stockholders’ Agreement), the Company shall redeem all of the shares of Series A, Series B, and Series C Preferred Stock then outstanding at the Special Liquidation Price. If the Event of Sale involves consideration other than cash, the Special Liquidation Price may be paid with such consideration having a value equal to the Special Liquidation Price. The Special Liquidation Price shall be equal to an amount per share, which would be received by each Preferred Stockholder if, in connection with the Event of Sale, all the consideration paid in exchange for the assets or the shares of capital stock of the Company was actually paid to and received by the Company, and the Company was immediately liquidated thereafter and its assets distributed pursuant to the liquidation terms above.

Radius Health, Inc.

Notes to Financial Statements (continued)

10. Stockholders’ Deficit

Common Stock

The Company has reserved the following number of shares of common stock at December 31, 2009 and 2010 and March 31, 2011:

	December 31		March 31
	2009	2010	2011
			(Unaudited)

Conversion of Series A Preferred Stock	61,664	61,664	61,664
Conversion of Series B Preferred Stock	1,599,997	1,599,997	1,599,997
Conversion of Series C Preferred Stock	10,146,629	10,146,629	10,146,629
Stock options	1,767,274	1,764,881	1,764,881
Series A Preferred Stock warrants	1,333	1,333	1,333
Total	13,576,897	13,574,504	13,574,504

2003 Long-Term Incentive Plan

The Company’s 2003 Long-Term Incentive Plan (the Plan) provides for the granting of incentive stock options, nonqualified options and stock grants to key employees and consultants of the Company. The exercise price of the incentive stock options, as determined by the Board of Directors, must be at least 100% (110% in the case of incentive stock options granted to a stockholder owning in excess of 10% of the Company’s common stock) of the common stock fair value as of the date of the grant. The provisions of the Plan limit the exercise of incentive stock options, but in no case may the exercise period extend beyond ten years from the date of grant (five years in the case of incentive stock options granted to a stockholder owning in excess of 10% of the Company’s common stock). Stock options generally vest over a four-year period. The Company has authorized 2,015,666 shares of common stock for issuance under the Plan.

Radius Health, Inc.

Notes to Financial Statements (continued)

10. Stockholders’ Deficit (continued)

Stock-Based Compensation

A summary of stock option activity is as follows:

	Shares	Weighted- Average Exercise Price	Weighted- Average Contractual Life (In Years)	Aggregate Intrinsic Value
Options outstanding at December 31, 2009	1,216,718	$1.20	7.74	$1,381,895
Granted	258,332	1.35
Exercised	(2,383)	0.90
Cancelled	(10,802)	1.20
Options outstanding at December 31, 2010	1,461,865	$1.20	7.28	$1,715,097
Granted (unaudited)	—	—
Exercised (unaudited)	—	—
Cancelled (unaudited)	—	—
Options outstanding at March 31, 2011 (unaudited)	1,461,865	$1.20	7.03	$1,715,097
Options exercisable at December 31, 2010	1,017,895	$1.20	6.69	$1,153,957
Options exercisable at March 31, 2011 (unaudited)	1,071,634	$1.12	6.51	$1,218,448
Options vested or expected to vest at December 31, 2010	1,449,481	$1.20	7.26	$1,699,450
Options vested or expected to vest at March 31, 2011 (unaudited)	1,450,978	$1.17	7.03	$1,701,997

No stock options were exercised in the year ended December 31, 2009 and 2,383 stock options were exercised in the year ended December 31, 2010.  No stock options were exercised in the three month period ended March 31, 2011(unaudited). The weighted-average grant-date fair value of options granted during 2009 and 2010 was $0.75 and $0.60, respectively. The total grant-date fair value of stock options that vested during 2010 and in the three month period ended March 31, 2011 was approximately $104,000 and $38,000 (unaudited), respectively. The aggregate intrinsic value of options that vested during 2010 and in the three month period ended March 31, 2011 was approximately $154,000 and $64,000 (unaudited), respectively.

Radius Health, Inc.

Notes to Financial Statements (continued)

10. Stockholders’ Deficit (continued)

As of December 31, 2010 and March 31, 2011, there was approximately $101,000 and $79,000 (unaudited), respectively, of total unrecognized compensation expense related to unvested employee share-based compensation arrangements, which is expected to be recognized over a weighted-average period of approximately 0.6 and 0.6 (unaudited) years, respectively.

During 2009 and 2010, the Company’s Board of Directors granted 1,666 and 10,000 stock options, respectively, to a Scientific Advisory Board member of the Company. During 2010, the Company’s Board of Directors granted 256,666 stock options to a new member of the Board of Directors of the Company. There were no stock options granted in the three-month period ended March 31, 2011 (unaudited). The Company records stock-based compensation expense for such options as they vest, and remeasures the fair value of the options at each reporting period. During the years ended December 31, 2009 and 2010 and in the three-month periods ended March 31, 2010 and 2011, the Company recorded approximately $25,000, $34,000, $5,000 (unaudited) and $21,000 (unaudited) of stock-based compensation expense, respectively.

11. License Agreements

On September 27, 2005, the Company entered into a license agreement (the Ipsen Agreement) with SCRAS S.A.S, a French corporation on behalf of itself and its affiliates (collectively, Ipsen). Under the Ipsen Agreement, Ipsen granted to the Company an exclusive right and license under certain Ipsen compound technology and related patents to research, develop, manufacture and commercialize certain compounds and related products in all countries, except Japan and (subject to certain co-marketing and co-promotion rights retained by Ipsen) France. BA058 (the Company’s bone growth drug) is subject to the Ipsen Agreement. Ipsen also granted the Company an exclusive right and license under the Ipsen compound technology and related patents to make and have made compounds or product in Japan. Ipsen also granted the Company an exclusive right and license under certain Ipsen formulation technology and related patents solely for purposes of enabling the Company to develop, manufacture and commercialize compounds and products covered by the compound technology license in all countries, except Japan and (subject to certain co-marketing and pro-promotion rights retained by Ipsen) France. In consideration for these licenses, the Company made a nonrefundable, non-creditable payment of $250,000 to Ipsen, which was expensed during 2005 as research and development costs. The Ipsen Agreement provides for further payments to Ipsen upon the achievement of certain development and commercialization milestones specified in the Ipsen Agreement, and for the payment of royalties on net sales of any product that includes the compound licensed from Ipsen or any analog thereof.

Radius Health, Inc.

Notes to Financial Statements (continued)

11. License Agreements (continued)

If the Company sublicenses the rights licensed from Ipsen, then the Company will also be required to pay Ipsen a percentage of certain payments received from such sublicensee (in lieu of milestone payments not achieved at the time of such sublicense). The Ipsen Agreement was amended on September 12, 2007. In connection with the Ipsen Agreement, the Company recorded approximately $1,117,000, $1,227,000, $5,000 (unaudited) and $126,000 (unaudited) in research and developments costs in the years ended December 31, 2009 and 2010 and in the three-month periods ended March 31, 2010 and 2011, respectively. The costs were incurred by Ipsen and charged to the Company for the manufacture of the clinical supply of the licensed compound.

On May 11, 2011, the Company entered into a second amendment to the Ipsen Agreement pursuant to which Ipsen agreed to accept shares of Radius Series A-1 convertible preferred stock (Series A-1 Preferred Stock) in lieu of cash as consideration for a milestone payment due to Ipsen following the initiation of the first BA058 Phase III study. The number of shares of Series A-1 Preferred Stock to be issued to Ipsen will be determined based upon the exchange rate for the euro two business days prior to closing, which is expected to occur on May 17, 2011.  Assuming the exchange rate effective on May 11, 2011, the Company would issue 173,263 shares of Series A-1 Preferred Stock to Ipsen to settle the obligation.  The number of shares could increase or decrease due to changes in the exchange rate upon closing. Radius agreed to pay interest in cash to Ipsen should the closing not occur within the defined timeframe for payment of the milestone.

On June 29, 2006, the Company entered into a license agreement (the Eisai Agreement) with Eisai Co., Ltd. (Eisai) under which the Company was granted the exclusive license in all countries, except Japan, to use certain technology related to the compound known as RAD1901 (the Company’s drug for the treatment of menopausal symptoms, as well as other women’s health issues). The Company also was granted the right to sublicense with prior written approval from Eisai, but subject to a right of first negotiation held by Eisai if the Company seeks to grant sublicenses limited to particular Asian countries. In consideration for the license, the Company made an initial payment to Eisai of $500,000 upon signing of the Eisai Agreement, which was expensed as research and development costs at that time. The Eisai Agreement also provides for further payments to Eisai upon the achievement of certain development and regulatory milestones, as defined in the Eisai Agreement. Additionally, the Eisai Agreement provides for the payment of royalties on net sales of products covered by the licensed patents and technology. In January 2008, the Company paid $500,000 to Eisai upon the achievement of the first

Radius Health, Inc.

Notes to Financial Statements (continued)

11. License Agreements (continued)

milestone, acceptance of the Company’s Investigational New Drug submission. The payment was expensed as research and development costs. No payments were made to Eisai in 2009, and $500,000 was expensed as research and development expense and paid to Eisai in March 2010 upon achievement of the second milestone.

On August 17, 2007, the Company entered into an option agreement with Novartis International Pharmaceutical Ltd (Novartis). For a fee of $5 million, paid to the Company in August 2007, Novartis had the option of obtaining an exclusive sublicense to further develop and commercialize products comprising Radius’ proprietary PTH related protein analog, BA058, and any back-up or derivative compounds, subject to the terms of the sublicense agreement for a fixed period of time as defined in the Option Agreement. The Option Agreement terminated at the earlier of the execution of a sublicense agreement between the two parties, or six months from the date Novartis received a Study Report, as defined in the Option Agreement, from the Company. The Company delivered the Study Report to Novartis in April 2009. In October of 2009, Novartis notified the Company that it would not be exercising its option to license the technology per the terms of the agreement. The Company recognized the $5 million option fee as revenue ratably based on the estimated performance period.

12. Research Agreements

In March 2004, the Company entered into a Laboratory Services and Confidentiality Agreement with Charles River Laboratories, Inc. (“CRLI”) and amended this agreement on November 7, 2008.  The Company has entered into a series of letter agreements with CRLI pursuant to this Laboratory Services and Confidentiality Agreement, covering the performance of certain testing and analytical services concerning the Company’s product candidates. For the years ended December 31, 2009 and 2010 and in the three-month periods ended March 31, 2010 and 2011, the Company incurred approximately $204,000, $528,000, $60,000 (unaudited) and $325,000 (unaudited) of costs, which were expensed as research and development costs, respectively.

On November 3, 2006, the Company entered into a master clinical services agreement with MDS Pharma Services, Inc. (MDS) whereby the Company agreed to sponsor a study conducted by MDS to evaluate the effects of the Company’s bone growth drug (BA058) in the treatment of postmenopausal women with osteoporosis. The expected duration of the study was from September 2006 through March 2009. During 2009 the agreement was assigned by MDS to INC Research, Inc. Total estimated costs to be incurred under this agreement are $9.5 million. For the years ended December 31, 2009 and 2010 and in the three-month periods ended March 31, 2010 and 2011, the Company incurred approximately $1.7 million, $12,000, $0 (unaudited) and $4,000 (unaudited) of costs, which were expensed as research and development costs, respectively.

Radius Health, Inc.

Notes to Financial Statements (continued)

12. Research Agreements (continued)

In October 2007, the Company entered into a Development and Manufacturing Services Agreement with LONZA Sales Ltd. on behalf of itself and its affiliates (collectively, Lonza). The Company and Lonza have entered into a series of Work Orders pursuant to the Development and Manufacturing Services Agreement pursuant to which Lonza has performed pharmaceutical development and manufacturing services for the Company’s BA058 product. For the years ended December 31, 2009 and 2010 and in the three-month periods ended March 31, 2010 and 2011, the Company incurred approximately $26,000, $974,000, $94,000 (unaudited) and $0 (unaudited) of costs, which were expensed as research and development costs, respectively.

On December 4, 2008, the Company entered into a Feasibility Agreement with 3M Company and 3M Innovative Properties Company (collectively 3M) whereby 3M assessed the feasibility of developing a BA058 microneedle patch product and supplying the product for preclinical studies in an animal model. On June 19, 2009, upon completion of the feasibility study, the Company entered into a Development and Clinical Supplies Agreement with 3M for the further development of a BA058 microneedle patch product and the supply of such product for certain clinical studies. Total payments to 3M for work performed under both the Feasibility Agreement and the Development and Clinical Supplies Agreement were approximately $2,400,000, $313,000, $224,000 (unaudited) and $332,000 (unaudited) in the years ended December 31, 2009 and 2010 and in the three-month periods ended March 31, 2010 and 2011, respectively. These costs were expensed as incurred to research and development.

In September 2010, the Company entered into a Letter of Intent with Nordic Bioscience Clinical Development VII A/S (“Nordic”) on, pursuant to which the Company funded preparatory work by Nordic in respect of a Phase III clinical study of BA058 for injection. The Letter of Intent was extended on December 15, 2010 and on January 31, 2011. Pursuant to the Letter of Intent and the two extensions, Radius funded an aggregate $1,500,000 of preparatory work by Nordic during 2010 and funded and additional $750,000 of preparatory work by Nordic during 2011. On March 29, 2011, the Company and Nordic entered into a Clinical Trial Services Agreement, a Work Statement NB-1 under such Clinical Trial Services Agreement and a related Stock Issuance Agreement. Pursuant to Work Statement NB-1, Nordic is managing the Phase III clinical study of BA058 for Injection. Pursuant to the Stock Issuance Agreement, Nordic will purchase the equivalent of €371,864 of Radius’ Series A-5 Preferred Stock at a price per share equal to $8.142. The Stock Issuance Agreement provides that Nordic will receive additional shares of capital stock, which shall initially be in the form of the Company’s Series A-6 Preferred Stock, at certain times during the performance of the Phase III clinical study that is the subject of Work Statement NB-1.

Radius Health, Inc.

Notes to Financial Statements (continued)

13. Income Taxes

As of December 31, 2010 the Company had federal and state net operating loss (NOL) carryforwards of approximately $85,483,000 and $74,621,000, respectively, which may be used to offset future taxable income. The Company also had federal and state tax credits of $2,424,000 and $257,000, respectively, to offset future tax liabilities. The NOL and tax credit carryforwards will expire at various dates through 2030, and are subject to review and possible adjustment by federal and state tax authorities. The Internal Revenue Code contains provision that may limit the NOL and tax credit carryforwards available to be used in any given year in the event of certain changes in the ownership interests of significant stockholders under Section 382 of the Internal Revenue Code.

A reconciliation of income taxes computed using the U.S. federal statutory rate to that reflected in operations follows:

	Year Ended December 31
	2009	2010

Income tax benefit using U.S. federal statutory rate	$(5,130,269)	$(4,974,122)
State income taxes, net of federal benefit	(946,082)	410,872
Stock-based compensation	40,148	34,184
Research and development tax credits	(504,374)	(319,660)
Change in the valuation allowance	6,404,944	4,837,455
Permanent items	124,574	3,436
Other	11,059	7,835
	$—	$—

The Company is subject to Massachusetts net worth taxes, not based on income, which is largely offset by allowable tax credits and recorded as a component of operating expenses.

Radius Health, Inc.

Notes to Financial Statements (continued)

13. Income Taxes (continued)

The principal components of the Company’s deferred tax assets are as follows:

	December 31
	2009	2010
Deferred tax assets:
Net operating loss carryforwards	$28,047,000	$33,008,000
Capitalized research and development	2,244,000	1,789,000
Research and development credits	2,273,000	2,593,000
Depreciation and amortization	122,000	126,000
Other	141,000	148,000
Gross deferred tax assets	32,827,000	37,664,000
Valuation allowance	(32,827,000)	(37,664,000)
Net deferred tax asset	$—	$—

The Company has recorded a valuation allowance against its deferred tax assets in each of the years ended December 31, 2009 and 2010, because the Company’s management believes that it is more likely than not that these assets will not be realized. The increase in the valuation allowance in 2010 primarily relates to the net loss incurred by the Company.

Effective January 1, 2009, the Company adopted new accounting guidance related to accounting for uncertainty in income taxes. The Company’s reserves related to taxes are based on a determination of whether and how much of a tax benefit taken by the Company in its tax filings or positions is more likely than not to be realized following resolution of any potential contingencies present related to the tax benefit. As a result of the implementation of the new guidance, the Company recognized no material adjustment for unrecognized income tax benefits. As of the adoption date on January 1, 2009, and through December 31, 2010, the Company had no unrecognized tax benefits or related interest and penalties accrued. The Company has not, as yet, conducted a study of research and development (R&D) credit carryforwards. This study may result in an adjustment to the Company’s R&D credit carryforwards; however, until a study is completed and any adjustment is known, no amounts are being presented as an uncertain tax position. A full valuation allowance has been provided against the Company’s R&D credits and, if an adjustment is required, this adjustment would be offset by an adjustment to the valuation allowance. Thus, there would be no impact to the balance sheet or statement of operations if an adjustment were required. The Company would recognize both accrued interest and penalties related to unrecognized benefits in income tax expense. The Company has not recorded any interest or penalties on any unrecognized benefits since inception.

Radius Health, Inc.

Notes to Financial Statements (continued)

13. Income Taxes (continued)

The statute of limitations for assessment by the Internal Revenue Service and Massachusetts tax authorities is closed for tax years prior to December 31, 2007, although carryforward attributes that were generated prior to tax year 2007 may still be adjusted upon examination by the IRS or state tax authorities if they either have been or will be used in a future period. The Company files income tax returns in the United States and Massachusetts. There are currently no federal or state audits in progress.

Qualifying Therapeutic Discovery Project Grants

In October 2010, the Company received notification from the Internal Revenue Service that it was awarded three separate grants in the aggregate amount of $733,438 pursuant to the qualifying therapeutic discovery grant program established by the Internal Revenue Service and the Secretary of Health and Human Services under the Patient Protection and Affordable Care Act of 2010. The grants were made with respect to certain of the Company’s qualifying research and development programs. The Company received the full amount related to these grants in 2010, and this amount was recorded as other income in the statement of operations for the year ended December 31, 2010.

14. Subsequent Events

On April 25, 2011, the Company executed a merger agreement for a reverse merger with MPM Acquisition Corp., a public shell company, and a Series A-1 convertible preferred stock purchase agreement (“Stock Purchase Agreement”). On May 11, 2011, the Stock Purchase Agreement was amended to provide the Company with an irrevocable, legally binding commitment for $64.3 million of proceeds from the issuance of 7,895,535 shares of Series A-1 convertible preferred stock at $8.142 per share to accredited investors in three closings which will take place in 2011. The proceeds from each closing are generally due to the Company upon written request according to the provisions of the Stock Purchase Agreement, as amended, and there are no closing conditions or other contingencies that would prevent the Company from having access to the proceeds at their request. Prior to the execution of the reverse merger, the Company’s existing preferred stock will be recapitalized whereby shares of the existing Series C, Series B and Series A Preferred Stock will be exchanged for new Series A-2 convertible preferred stock, new Series A-3 convertible preferred stock and new Series A-4 convertible preferred stock, respectively. All prior accrued dividends on the original Series B and C Preferred stock will be forfeited by the holders as part of this recapitalization.  In addition, the holders of the Series B and Series C Preferred stock waived their contingent redemption rights on such shares.

Radius Health, Inc.

Notes to Financial Statements (continued)

14. Subsequent Events (continued)

On May 17, 2011, the Company’s Board of Directors and stockholders approved a 15:1 reverse stock split of all of the Company’s capital stock. All share and per share amounts in the financial statements have been retroactively adjusted for all periods presented to give effect to the reverse stock split, including reclassifying an amount equal to the reduction in par value to additional paid-in-capital.

On May 17, 2011, the Company’s preferred stock was recapitalized, as discussed above, and the Company closed the reverse merger with MPM Acquisition Corp.  In addition, the Company executed the first closing under the Stock Purchase Agreement pursuant to which it issued 2,631,845 shares of Series A-1 convertible preferred stock for gross proceeds of $21.4 million.  The Company also issued 64,430 shares of Series A-5 convertible preferred stock to Nordic for proceeds of $528,589 in accordance with the Stock Issuance Agreement discussed in Note 12.

15. Subsequent Event (unaudited)

On May 23, 2011, the Company entered into a Loan and Security Agreement (the Agreement) with several lenders, pursuant to which the lenders agreed to make available to the Company $25,000,000 in the aggregate over three term loans.  The initial term loan was made on May 23, 2011 in an aggregate principal amount equal to $6,250,000 (the “Initial Term Loan”) and is repayable over a term of 42 months, including a six-month interest only period . The Initial Term Loan bears interest at 10%.  Pursuant to the Agreement, the Company may request two additional term loans, the first, which must be funded no later than November 23, 2011, in an aggregate principal amount equal to $6,250,000 (the “Second Term Loan”) and the second, which must be funded not later than May 23, 2012, in an aggregate principal amount equal to $12,500,000 (the “Third Term Loan”).  In the event the Second Term Loan is not funded on or before November 23, 2011, the Lenders’ commitment to make the Second Term Loan shall be terminated and the total commitment shall be reduced by $6,250,000.  In the event the Third Term Loan is not funded on or before May 23, 2012, the Lenders’ commitment to make the Third Term Loan shall be terminated and the total commitment shall be further reduced by $12,500,000.  Pursuant to the Agreement, the Company agreed to issue to the Lenders (or their respective affiliates or designees) warrants to purchase a number of shares of the Company’s Series A-1 Preferred Stock equal to the quotient of (a) the product of (i) the amount of the applicable term loan multiplied by (ii) four percent (4%) divided by (b) the exercise price equal to $81.42 per share.  The warrants expire ten years from the date they are issued.   On May 23, 2011, the Company issued a warrant to each of the lenders for the purchase of a total of 3,070 shares of Series A-1 Preferred stock.